           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment
No. 38 to Registration Statement No.33-02769 on Form N-1A of our report dated
November 15, 2006, relating to the financial statements and financial highlights of Oppenheimer Limited-Term Government Fund appearing in the
Annual Report on Form N-CSR of Oppenheimer Limited-Term Government Fund for
the year ended September 30, 2006, and to the references to us under the headings "Independent Registered Public Accounting Firm" in the Statement of
Additional Information and "Financial Highlights" in the Prospectus, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP
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DELOITTE & TOUCHE LLP

Denver, Colorado
January 26, 2007